Exhibit 3(i)(d)

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  ALPHARX INC.


      AlphaRx Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

I. An amendment to the Corporation's Amended and Restated Certificate of Incorporation, to provide for an increase in the number of authorized shares of the Corporation's common stock, is set forth below, duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by: (a) the board of directors by their unanimous written consent; and (b) the holders of a majority of the outstanding shares entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

II. Effective on the close of business August 23, 2004, the Corporation effectuated an increase in the number of common shares authorized from 100,000,000 to 250,000,000. The par value of $0.0001 remains the same.

      IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 23rd day of August, 2004.

                                                ALPHARX INC.


                                                By: /s/ Michael Lee
                                                  ------------------------------
                                                  Michael Lee, President